Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PHC, Inc.

Peabody, MA

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 18, 2011, relating to the consolidated financial statements of PHC, Inc. and subsidiaries, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Boston, MA

November 23, 2011